Exhibit 1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (Nos. 333-169377, 333-51494, 333-143770, and 333-185318) of Leucadia National Corporation of our report dated May 28, 2014 relating to the financial statements of Jefferies Group, Inc. Employees’ Profit Sharing Plan, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP

New York, New York

May 28, 2014